EXHIBIT 23.2

                 [LAPORTE, SEHRT, ROMIG & HAND STATIONERY]

                    CONSENT OF INDEPENDENT ACCOUNTANTS

     We hereby consent to the reference to our firm under the caption "Experts" and to the incorporation by reference in the Registration Statement on Form S-3 and related Prospectus of UNIFAB International, Inc. for the registration of 2,060,000 shares of its common stock of our report dated March 4, 1998, related to the statements of income and retained earnings (operating deficit) and cash flows of Allen Tank, Inc. for the fifty-two week period ended December 27, 1997, which report appears in UNIFAB International, Inc.'s Form 10-K for the year ended March 31, 2000.



/s/ LaPorte, Sehrt, Romig & Hand
A Professional Accounting Corporation
Metairie, LA


October 24, 2000